Exhibit 99.1

Silvergate Capital Corporation
Second Quarter 2021 Earnings Conference Call
Tuesday, July 20, 2021, 11:00 AM Eastern

CORPORATE PARTICIPANTS Hunter Stenback - Investor Relations Alan Lane - Chief Financial Officer Tony Martino - Chief Financial Officer Ben Reynolds - Chief Strategy Officer

Operator
Good day. And welcome to the Silvergate Capital Corporation Second Quarter 2021 Earnings Conference Call.

All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing by pressing the “*” key, followed by *0*.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your touchtone phone. To withdraw your question, please press “*” then “2”.

Please note this event is being recorded. I would now like to turn the conference over to Hunter Stenback with Silvergate Investor Relations. Please go ahead.

Hunter Stenback
Thank you, Operator, and good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation, Second Quarter, 2021, Earnings Call.

With me here today are Alan Lane, our Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, our Chief Strategy Officer.

As a reminder, a telephonic replay of this call will be available through 11:59 p.m., Eastern Time, on August 3, 2021. Access to the replay is also available on the Investor Relations section of our website.

Additionally, a slide deck to complement today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These include remarks about management’s future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic, that could cause actual results to differ, materially, from those indicated or implied by such statements.

Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Now, I would like to turn the call over to Alan.

Alan Lane
Thank you, Hunter, and good morning, everyone. I am pleased to share that Silvergate had an outstanding second quarter. We nearly doubled pretax income, compared to the first quarter of 2021.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

We announced our continued development of stablecoin infrastructure, including an agreement to be the exclusive issuer of Diem USD stablecoins.

We continue to grow SEN Leverage, our U.S. dollar based Bitcoin collateralized lending product, and we completed the at-the-market equity offering that we launched in early March.

Our success continues to be driven by strong demand for our digital currency solutions powered by the Silvergate Exchange Network, or SEN.

In the second quarter, the number of customers on the SEN platform expanded to 1,224, and our pipeline of potential new digital currency customers remains robust, as we continue to benefit from the powerful network effects created by the SEN.

We generated more than $239 billion of volume on the SEN, a new record and an increase of 44% compared to the first quarter.

We also continue to see elevated demand for cash management and foreign currency exchange services bolstered by our proprietary API, which allows our customers to seamlessly interact with us.

As a result, transaction revenue from digital currency customers grew nearly 60% from last quarter, to $11.3 million.

Turning to SEN Leverage, total approved lines of credit grew 32% to $259 million, compared to $197 million at the end of the first quarter. Importantly, SEN Leverage continued to perform as designed. Despite the decline in the price of Bitcoin during the quarter, we have experienced zero losses to-date and no forced liquidations.

While I continue to be encouraged by the demand we are seeing from our customers, it’s no surprise that the pace of new loan commitments slowed down given the pricing dynamics at play during the quarter.

As with any new product, we continue to look for opportunities to improve the design and benefits of SEN Leverage to ensure we are meeting our customer’s needs. Over the long-term, I remain incredibly confident in the growth of SEN Leverage.

As I discussed last quarter, we have seen an influx of deposits from our digital currency customers who require the ability to move U.S. dollars on the SEN in real time, 24 hours a day, seven days a week.

In the second quarter, average deposits from digital currency customers grew by $3.5 billion to $9.9 billion, driven by the record volume we experienced on the SEN.

We are prudently deploying these deposits into interest earning assets, including the purchase of $4.5 billion of both short and long duration securities during the quarter, while ensuring we have ample liquidity to support our customers as they transact on the SEN.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Going forward, we will continue to take a balanced approach and invest the deposits into securities that balance duration and returns.

Before I turn it over to Tony, I am incredibly excited to share an update on the development of our stablecoin infrastructure initiatives. In May, we announced our partnership with Diem to become the exclusive issuer of U.S. dollar backed stablecoins known as Diem USD, designed to enable the conversion of fiat U.S. dollars to and from the stablecoin through a process known as minting and burning.

The stablecoins can then be used by virtual asset service providers, or VASPs, for a variety of use cases, including commerce between consumers and merchants, as well as cross border payments.

Over time, we believe stablecoins have the potential to become a meaningful payment rail for customers around the world. That said, it’s important to keep in mind that we are still in the very early innings and that novel products like this often require regulatory dialogue.

As the use cases for U.S. dollar backed stablecoins increase, Silvergate is well-positioned to benefit from multiple levers for monetization.

First, we will seek to earn transaction fees on minting and burning of the stablecoins. Second, we will earn interest on reserve deposits, while managing them in a capital efficient manner. And third, we will add a new category of customer to the SEN, for whom we will provide traditional banking services.

We believe Silvergate’s future remains incredibly bright.

I will now turn it over to Tony to discuss our financial results in more detail, before we take your questions, Tony?

Tony Martino
Thank you, Alan, and good morning, everyone. As seen on slide four, Silvergate reported the highest quarterly net income in our history, with second quarter net income of $20.9 million, or $0.80 per diluted share, up from a net income of $12.7 million, or $0.55 per diluted share in the first quarter and up from net income of $5.5 million, or $0.29 per diluted share, for the second quarter of 2020.

The increase in both comparisons was primarily driven by revenue growth, with an increase in digital currency related fee income, as well as interest income from higher securities and SEN Leverage balances.

We also saw higher non-interest expense, due to continued investments for strategic growth, including stablecoin infrastructure, as well as higher FDIC insurance expense resulting from the rate of growth and the absolute level of our deposits.

In addition, our income tax rate is effectively zero, driven by a $5.5 million, or $0.21 per share benefit, related to stock-based awards in the quarter.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Net interest income was up 32%, compared to last quarter and up 89%, compared to the same period, last year.

Net interest margin, which I will discuss in more detail in a moment, came in at 1.16%.

Our allowance for loan losses remained at $6.9 million, representing 93 basis points relative to the loans held for investment.

Turning to the next slide, slide five, deposits were $11.4 billion at June 30, 2021, a significant increase from $7 billion at March 31, 2021, driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other FinTech related customers, with elevated client activity evidenced by the record SEN volume, during the quarter.

Non-interest-bearing deposits totaled $11.3 billion, representing more than 99% of total deposits at the end of the quarter, as we continue to focus our deposit gathering strategy on digital currency customers.

Similar to last quarter, our weighted average cost of deposits for the quarter was essentially zero.

Turning to slide six. Net interest margin was 1.16% for the second quarter, compared to 1.33% in the first quarter and 3.14% for the second quarter of last year.

The decline in NIM from the prior quarter was driven by lower yield on recent securities purchases, while the decline from prior year was due to a higher proportion of lower yielding interest earning deposits in our asset mix.

As Alan mentioned, we invested $4.5 billion into both short and long duration securities during the quarter, which carry a lower yield as a result of the current interest rate environment.

Turning to the next slide, slide seven, non-interest income for the second quarter of 2021 was a record $12.1 million, an increase of $4 million, or 49% from the prior quarter, and an increase of $6.6 million, or 122%, from the second quarter of 2020.

The increase in both comparisons was driven by continued growth in fee income from digital currency customers.

In the second quarter, digital currency fee income was $11.3 million, up 59% sequentially and up 371% year-over-year, as we continue to see increased volume on the SEN, as well as related demand for cash management and FX services from our digital currency customers.

Transaction fees for minting and burning stablecoins were immaterial this quarter, but as Alan mentioned, we are well-positioned to benefit from the growing use cases for stablecoins, over time.

Turning to slide eight, non-interest expense for the quarter is $21.5 million, up less than $2 million from the prior quarter and up $7.5 million, compared to the same quarter of last year.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

The increase in both comparisons is driven by continued investments to drive our strategic growth initiatives, including stablecoin infrastructure, as well as higher federal deposit insurance expense, related to our significant digital currency deposit growth.

Turning to slide nine, our securities portfolio totaled $6.2 billion, with a yield of 1.35% for the second quarter, up $4.5 billion from a balance of $1.7 billion at the end of the first quarter, with a corresponding yield of 2.08%. Year-over-year, securities increased $5.2 billion.

During the quarter, we deployed a significant portion of our digital currency related deposit growth into both short and long duration securities, while ensuring we maintained ample liquidity to support our customers as they transact on the SEN.
As Alan said earlier, we will continue to take a balanced approach, going forward, and keep our objective of maintaining a high-quality securities portfolio.

Our loans at June 30, 2021 were $1.5 billion, down $137 million, or 8%, compared to the first quarter, driven by a decrease in mortgage warehouse balances from peak levels. The decline was partially offset by continued growth in SEN Leverage. On a year-over-year basis, total loans were up $373 million, or 33%.

Overall, the credit quality of our loan portfolio remains strong. Non-performing assets totaled $7.5 million, or 6 basis points, relative to total assets at June 30, 2021, a slight decrease from 7 basis points relative to total assets at March 31, 2020.

On slide 10, you can see a breakdown of the loan-to-value ratios for our commercial and multifamily real estate loans, along with our one-to-four family residential loans.

At the end of the second quarter, our weighted average LTV was 52% in our commercial and multifamily portfolio, and 53% in our one-to-four family residential real estate portfolio. As I have said in the past, the levels at which we maintain our portfolios is key to supporting the amount of our allowance for loan losses.

Slide 11 provides a more detailed review of our loan portfolio and an update on COVID-19 modifications. We continue to work closely with our borrowers to provide support as the economy recovers from the impact of the pandemic.

On a case-by-case basis, we have provided commercial and one-to-four family borrowers a payment deferral based on demonstrated need.

As of June 30, 2021, modifications totaled $23 million, or 3.1% of our total loans held for investment.

Before turning to our capital ratios on slide 12, let me briefly discuss the details of the aftermarket or ATM equity offerings, which we launched in March of the first quarter and completed, during the second quarter.

During the second quarter, we issued 1.5 million shares of Class A common stock under the ATM, bringing the total sold to 2.8 million shares at an average price of $107.38, resulting in net proceeds of $295 million.
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

We will continue to evaluate opportunities to raise capital efficiently to support our strategic initiatives and remain on the forefront of the digital currency industry’s evolution.

Now, turning to our capital ratios on slide 12. Our Tier 1 leverage ratio was 7.91% at the company level and 7.86% at the bank level, with the bank ratio well in excess of the 5% minimum ratio to be considered well capitalized under Federal Banking Regulations.

Our total risk-based capital ratio of 48% reflects the fact that a large proportion of our deposits are held in cash and in high grade and highly liquid securities.

Our loan-to-deposit ratio declined to 13.09% at the end of the quarter, driven by the significant increase in deposits during the quarter.

With that, I would like to ask the operator to open the line for any questions. Operator?

Operator
We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1”, on your touchtone phone. If you’re using a speaker phone, please pick up your handset, before pressing the keys.

If at any time your question has been answered and you would like to withdraw your question, please press “*”, then “2”. Please limit yourself to one question and one follow up. If you have further questions, you may re-enter the question queue.

At this time, we will pause, momentarily, to examine our roster.

The first question comes from Joseph Vafi with Canaccord. Please go ahead.

Joseph Vafi
Hey, guys. Good morning. Great to see the continued momentum in the business, here.

I was just wondering, given some volatility in digital asset pricing, what you saw relative to that divergence in SEN transaction numbers versus SEN transfer dollar numbers, because I think the transaction numbers were down a bit, but the actual dollar volume was good and what you might have learned from the volatility we saw. And then I have a follow up?

Alan Lane
Yeah. Good morning, Joe. Thanks for the question. I am going to turn it over to Ben in just a second to give a little bit more color. But, yeah, you are absolutely right. And if you step back and look at the volumes in the broader crypto market and look at Bitcoin in particular, on chain transaction volumes, number of transactions on the Bitcoin blockchain really fell off toward the end of the quarter, as well.

So, we kind of are mirroring that, the SEN transfers are mirroring what you’re seeing there on the actual blockchain. But in terms of that divergence between the dollar transactions and the unit transactions, I’ll ask Ben to provide a little bit more color.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Ben Reynolds
Thanks, Alan. Good morning, Joe. So, yeah, as it relates to the decrease in the number of the transactions, we believe that this is due to customers keeping more liquidity at Silvergate in the form of deposits than they needed to execute their trading strategies, which led to larger dollar transfers per transaction, but a fewer number of overall transfers.

So, to say this slightly differently, it’s really the combination of the market conditions and the deposit balances that customers were maintaining, that made it so that they weren’t managing their capital allocations and trading venues quite as closely.

So, you can think of that as, before when capital was a little tighter, perhaps, they were making, just let’s say, five transfers per day just to make sure that they had the appropriate amount of capital, at the appropriate venue, at the appropriate time and then as more, as the price came down, as Alan was explaining, maybe instead of five transfers a day, they were doing three transfers a day.

So, overall, we think it’s just a temporary outcome as a result of market conditions.

Joseph Vafi
That makes sense--that makes sense. And then just maybe just one follow-up on SEN Leverage, good growth again this quarter, but I think you have said that, perhaps, there could be, maybe--I know there was kind of a lot of demand there and so maybe with the pullback in digital asset pricing, I don’t know if that has affected your ability to continue to ramp that, that the SEN Leverage balances or perhaps we’re kind of finding a better middle ground in between supply and demand, right now?

Alan Lane
Yeah. Joe, that’s a good observation. What I would say on this, and again, I will always ask Ben to provide a little bit more color as he’s a little bit closer to it. But we’re not really seeing a falloff in demand as it relates to our institutional investor clients, the discussions that we’re having with them regarding the product.

But it really is more of an issue of, as you point out, the market dynamics and the fact that with the prices coming down, there just has not been as much recent demand for actual borrowing.

And therefore, it also, probably, takes a little bit of a back burner in our customers’ minds, in terms of getting activated. But Ben, do you want to add any additional color to that?

Ben Reynolds
Yeah, so consistent with the prior comments, we know that, in market conditions like this, it takes time for our customers to optimize the amount of capital that they have in the system. So we think that the right way to look at this is to compare it to traditional asset classes that are more mature and to consider what the needs of institutional investors are in that realm.

And so when you do that, you see that the need for prime brokerage, and ultimately, borrowing and lending services is greater than ever in traditional asset classes.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Similarly, in those assets, different trading strategies come and go and margins compress. But the underlying need for greater capital efficiency doesn’t go away and we don’t expect it to go away in digital currencies either.

And so, we remain very, very optimistic in the growth of SEN leverage, going forward, and we think that it was a good quarter. As Alan mentioned, the product operated as designed and we didn’t have any losses or even any forced liquidations. So, overall, we feel really good about it.

Joseph Vafi
That’s great. Terrific results. Thanks, guys.

Operator
The next question comes from Michael Perito with KBW. Please go ahead.

Michael Perito
Hey, Alan, Ben, Tony. Good morning.

Alan Lane
Good morning, Mike.

Michael Perito
I want to--just a couple of things I want to hit real quick just one on the expense side. I guess, just as we look out near-term here, it sounds like there’s maybe some investments going on with building out stablecoin infrastructure, especially with the expectation that Diem will come alive at some point.

But outside of growing FDIC insurance expense as deposits potentially continue to grow, are there any other areas that we should be mindful of that you can see costs growing, as the bank’s revenues continue to grow?

Alan Lane
Yeah. Tony, do you want to go ahead and jump in and take that one? Thanks.

Tony Martino
Sure. Thanks for the question, Mike. So, yeah, you’re absolutely right. The investment in stablecoin infrastructure is one of the drivers in our expenses. Mostly comes through this quarter in professional services.

The FDIC insurance, I will say, that about 80% of those expenses are due to the rate of growth year-over-year. So, if you could think of the balance sheet as stabilized, the run rate would be significantly lower.

But as we move forward, I mean, we would continue to invest in headcount. That would be probably where we would add technology folks and the like, in terms of R&D and continued product development.

So, that might result in a shift between external professional services fees and internalizing into salaries, employee benefits.
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

And maybe I’ll wrap up by saying the scalability of the platform, in terms of the traditional volumes that we see, is not contributing to necessarily increased costs. So, you can see our data processing, communication costs are relatively stable.

Michael Perito
Right. I’m just asking the question a little bit differently. The efficiency ratio in the quarter was pretty low, relative to where it’s been. I know you guys don’t provide guidance on that ratio and it’s not always totally relevant. But there’s really an operating leverage standpoint at this point, that there should be continued leverage going forward, is probably a fair assumption?

Tony Martino
Yeah. But I mean, as you kind of alluded to in this last comment, the revenue dynamics are harder to predict. So it’s hard to put a number on the operating leverage because of that. But certainly, the revenue growth that we experienced in this quarter was not really driven by anything related to stablecoin.

And so from that perspective, if you kind of peeled out the expenses, which is probably what you’re getting at, a lot of that revenue growth is coming from our core expense base.

We use that revenue growth and we’re investing in the next products to add to revenue in the future. So, it’s difficult to answer with specific guidance, but definitely the revenue implication has probably a more meaningful impact on the operating leverage than the expense dynamics, which are a little bit smaller on a relative basis.

Michael Perito
Yeah, got it. And I know, Alan, you probably provided as much as you could in your opening remarks. But just, I think, I guess, any--in terms of the pilot for Diem, is the hope still before the end of the year that it could potentially launch or is there anything else you can provide us on that, at this point?

Alan Lane
Yeah. Mike, it’s a fair question and it’s just really difficult for us to provide a direct answer on it. We’re obviously diligently working on it. And I think the way we phrased it in the past is that we’d be disappointed if we weren’t able to launch the pilot this year.

So, that’s consistent with the way you just asked the question.

That obviously gives us a lot of room here between now and year-end, but we’re still working hard on it and incredibly excited about not only the Diem announcement and that project, but just the overall stablecoin opportunity.

And we think that is as Tony was just alluding to it a little bit in some of his comments. We think it’s the next big, big thing for Silvergate. And the whole area of stablecoin infrastructure, you’ve probably seen it getting a lot of attention in the press and in the regulatory circles, as well. And we’re really excited to be a part of it.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Michael Perito
Okay. Thank you. And then just lastly for me, the customer growth for you guys on digital currency side on the SEN has been pretty steady for a while now, but it feels like the fee growth rate has really kind of taken off.

I guess it’s more just kind of a structural question. Is that a more aggressive sell efforts by you guys? Is that better communication of the potential use of your products to customers that and higher take rate or, I guess, why in the last few quarters here has that currency, digital currency-related fee growth rate taken off when you, obviously, you guys have had tons of customers coming on the platform for quite some time now?

Alan Lane
Yeah. It’s really--if you think about adding customers and the fact that when we onboard a customer they don’t necessarily immediately start using all of our products and services. So, maybe they’re attracted by the SEN, and they come on board.

And then, eventually, we get them signed up for API wires or ACH. And then--or maybe they’re coming to us because of our ability to do foreign currency exchange. And so, it’s really growth in each of those buckets.

And one of the things that I think is important to remember, and we were saying this a lot in the first half of last year and then we’ve just had so much explosive growth in the last couple of quarters that it’s important to step back and just remember that none of these things are going to grow in a linear fashion.

We really still believe we’re in the very early innings of this entire digital transformation. And we believe that the growth is going to continue to be lumpy, that we will have surges in different areas.

We believe that long-term growth is absolutely up into the right, and in each of the areas that we report on, but when you see one area, one specific KPI if you will, get ahead of another one. It’s just a function of the fact that we’re really early in this overall transformation. I’m talking about the digital world, not necessarily specific to Silvergate.

And so, depending on the nature of the particular clients that we’ve added this quarter or maybe last quarter, that are finally coming on stream this quarter, et cetera. So it’s really hard to predict.

But we’ve seen no slowdown in the pipeline and so, we believe we’re just going to continue to add customers and they’re going to continue to use the products and services that we’re offering.

Michael Perito
Great. Thank you, guys, for taking the questions. Appreciate it.

Alan Lane
You bet.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Operator
And a quick reminder. Please limit your set to one question and one follow up. Your next question comes from Mike Del Grosso with Compass Point. Please go ahead.

Mike Del Grosso
Good morning, Alan, Tony and Ben.

Alan Lane
Good morning.

Mike Del Grosso
Question around loan growth and the strategy and kind of customers you’re going after with SEN Leverage.

I know, right now, it’s focused on more the institutional investor cohort. But as a backdrop, this quarter, Square took out a loan for a portion of its Bitcoin for treasury purposes. You’re also starting to see Bitcoin miners take out Bitcoin-denominated loans because they’re, predominantly, equity financed.

So, I guess the question is, the first question is, have you considered expanding the customer base that you’re going after? You can still retain that kind of stringent risk protocol. But it seems like there’s a lot more demand out there than just in the institutional investor base?

Alan Lane
Yeah. Mike, so the short answer is, yes. But I think it’s important to step back and think about the strategy that we’re trying to employ here.

So, we’ve absolutely entertained conversations with folks such as you just mentioned in terms of folks that are maybe long Bitcoin that want to borrow against it.

And that’s certainly something because of our SEN leverage product and the fact that Silvergate has been in this ecosystem for eight years and we’ve got a comfort level and we’ve got a product that’s working. We could certainly go after that business.

But what we’re really trying to do is leverage the network effects of the SEN and continue to press our advantage there with a scalable product, as opposed to doing kind of one-off loans that might, ultimately, end up being somewhat commoditized and really kind of a race to the bottom in terms of someone coming in and saying, well, if you’re doing that loan at 7%, we’ll do it at 6%. And it’s the same as with any type of loan product, right?

And so, whenever we think about product and how we’re approaching the market, we’re thinking about it from the perspective of how do we continue to differentiate Silvergate and also continue to press the advantages that we have with the Silvergate Exchange Network.

And I’ll ask Ben if he has any additional comments on SEN Leverage.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Ben Reynolds
Yeah. I mean, I don’t know if I can add much to that. So, I think Alan covered a lot of ground, there.

I guess the one thing is that we do--we certainly are open to other opportunities. And whether that means talking to an exchange about what their needs might be or one of the other providers, as you mentioned. If, as an example, if Treasurers start adopting Bitcoin on their balance sheet more, then this need for financing could grow and that would be something that we would be looking to consider.

But as Alan mentioned, we’re always thinking about it through the lens of is it scalable, can we differentiate ourselves; can we create that long-term sustainable competitive advantage.

Mike Del Grosso
Understood. Okay, that’s helpful. And I know--and I guess, my follow up is on the regulatory landscape. There’s somewhat of an alphabet soup, if you will, of entities looking at stablecoins, whether it’s FATF or FSOC, OCC, Treasury.

This week, we had the President’s working group with an anticipated report here in the next few months. It sounds like Diem maybe, I don’t want to say on pause, but waiting for more regulatory clarity.

Who is the primary regulator that you guys are looking at, as far as stablecoin guidelines or whatnot, and what’s your expectation around eventual regulation of stablecoins?

Alan Lane
Yeah, that’s a great observation, Mike, and so to directly answer your question, we are an FDIC insured, California State-chartered, member of the Federal Reserve. So add to the alphabet soup, the California DFPI, the FDIC, obviously, and then the Federal Reserve.

Now, so those are the regulators with whom we interface, directly. But it wouldn’t surprise you to hear that we’ve had conversations with many of the other agencies, as we are working on this Diem project.

And you’re absolutely right in terms of the alphabet soup. Everybody’s got an interest in this. There are some interesting dynamics at play and the fact that there were already several existing stablecoins out there, all of whom Silvergate banks.

And so, we have an interesting view into this ecosystem on behalf of our regulators, even before considering the Diem project.

And so, we are fully engaged with all of the appropriate regulators that you would expect us to be and looking forward to bringing a pilot to market just as soon as we possibly can.

Mike Del Grosso
Okay. Thank you.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Alan Lane
Thanks for the questions, Mike.

Operator
The next question comes from Will Nance with Goldman Sachs. Please go ahead.

Will Nance
Hey, guys. Congratulations on a nice quarter, and thank you for taking my questions, this morning.

Alan Lane
You bet. Thanks, Will.

Will Nance
Yeah. I wanted to follow up on just the Diem relationship. I was wondering if there are any details you could share around the monetization of the mint-burn fees that you expect to collect on the volume.

And then maybe, secondarily, a higher-level question, how are you thinking about the international opportunity for the product? Do you have the capability to support stablecoins in other jurisdictions and currencies and are there any partnerships that you would need to implement those?

Alan Lane
Yeah. Ben, do you want to go ahead and jump in and take some of that and then I--we can tag team it, if you like?

Ben Reynolds
Yeah. Perfect. So, hi, Will. So, a couple of the use cases that we’re focused on with stablecoins in general, is for commerce and remittance. And so when you think about the unit economics for those services, they’re very transactional focused and margins, today, are very high.

So, we think that there’s an opportunity for Silvergate to participate in those unit economics, while also reducing the cost of the transaction for the end user, because the underlying technology is just more efficient and there’s fewer intermediaries.

So, as Alan highlighted, when we think about monetizing stablecoin efforts, we’re really focused on charging transactional fees, first and foremost. There’s also, we believe, an opportunity to manage the underlying reserve that backs those dollars that are on the blockchain by providing management of the reserve in more of an off-balance sheet manner.

And then the third way is to provide more traditional banking services to what we believe is a very attractive new customer segment.

So, then shifting to, what does this look like internationally, obviously, remittance is a significant use case, and we’re excited about that. The question there is sort of what does it look like on the other side in terms of how someone in a foreign country has dollars on the blockchain, is there
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

another bank or a money service business that can move those dollars from the blockchain into the native currency in that area. And so, there’s still a lot to figure out.

As you alluded to, you can imagine a world where there’s euros on a blockchain and yen on a blockchain and that, theoretically, the conversion between dollars and euros could happen by smart contracts. And so, maybe that’s the answer.

The last thing I will say is, we’re pretty excited about the work that we’ve been doing in FX, over the last couple of years, setting up those relationships with like-minded banks around the globe, so that we can hold foreign currencies.

And it’s probably, certainly, probably too early to provide any guidance on when that could happen or what it’ll look like. But just in general, the technology enables so much, in terms of reducing friction and freeing up capital.

So, overall, we’re very excited about it. But I’ll kick it back to Alan.

Alan Lane
Yeah, great. Thanks, Ben. I don’t think I can add anything to that. So, let’s keep moving so we can get to everybody’s questions.

Will Nance
Appreciate it. And then I guess just a follow-up. On the deposit balances this quarter, you added a handful of new cryptocurrency exchanges, and it seems like the average deposits for client increased by decent amounts. Kind of wondering what you are seeing in that client base. I would have thought you were fairly well penetrated, already. So, what does the deposit growth look like, in terms of growth from new customers versus existing customers?

Alan Lane
Yeah. I can just answer that at a high level and say that there isn’t a direct correlation between the clients that we added and the deposit growth per client, if you will. It really is--Ben was talking earlier about the fact that that many of our clients were probably carrying larger balances, larger cash balances, and then perhaps doing fewer SEN transactions but higher dollar transactions, et cetera.

So all of those dynamics are at play, Will. And so, it’s probably more likely that some of our existing exchanges were holding larger balances at period end versus some new cryptocurrency exchange that brought in a ton of excess deposits.

Will Nance
Got it. It makes sense. Appreciate taking all my questions.

Alan Lane
You bet. Thank you.

Operator
The next question comes from David Chiaverini with Wedbush Securities. Please go ahead.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

David Chiaverini
Hi. Thanks. I had a follow-up on Diem, specifically, on the economics to Silvergate. Back in May, when the partnership was announced, it sounded like you guys were still in negotiations with the Diem Association.

I was wondering if there is any update or more clarity on what sort of level of basis points you’re going to get on the mint-burn fees? And then, similarly, the economics you mentioned earlier about earning a yield on the reserve deposits. I was wondering how much of a revenue share Silvergate will have to share with the Diem Association. Have those details been figured out yet?

Alan Lane
Yeah. We have not shared any of those details yet, and it’s just, unfortunately, still premature at this time.

David Chiaverini
Got it. And then a follow-up to that question, you mentioned about how stablecoin is the next big thing for Silvergate. Were you simply referring to Diem or was that a reference to business beyond the Diem partnership?

Alan Lane
Yeah. It’s really what I was trying to say there, David, is that this whole stablecoin idea is really--and the fact, by the way, that it’s getting so much regulatory attention not only in the U.S., but around the world, just points to the fact that it is a much more efficient way to move fiat currencies in real-time, 24 hours a day, seven days a week.

So, it has the potential to disrupt all the normal payment channels. And I think that’s why there’s so much interest and attention on it. And if you think about where the existing use cases for stablecoins are, it is really around cryptocurrency trading. That’s what you’ve seen with Tether and that’s what you’ve seen with the other U.S. dollar-backed stablecoin projects.

They’ve been, primarily, cryptocurrency trading. Although, Circle has certainly been working on penetrating more of the commercial merchant’s remittance use cases. And that’s really where we see the broader opportunity, is in remittance and cross-border payments, commercial use cases.

And then, for Silvergate, the opportunity to potentially manage the reserve, which is a different opportunity from what we’ve done so far. But as Ben mentioned in his last commentary, really think about doing that in an efficient off-balance sheet mechanism, so that it’s capital efficient.

David Chiaverini
Thanks very much.

Alan Lane
You bet. Thanks for the questions.

Operator
The next question comes from George Sutton with Craig-Hallum. Please go ahead.
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

George Sutton
Thank you. Guys, I just have one question. I was most enthused by the massive volume that you had on the SEN network, this quarter. And I’m curious, as you think about that massive volume and as we continue to learn more and more about the ecosystem and different players within it.

There seemed to be a lot of different use cases you could evolve to either buy versus build to start to generate more income off that network.

Can you just discuss buy versus build and just, conceptually, how you’re thinking about building this out, over the next 24 months?

Alan Lane
Yeah. George, thanks for that question. It’s a great opportunity to talk about how we think about potential acquisition opportunities. And Ben does a really good job of articulating our strategy, there. So, Ben, would you like to answer George’s question?

Ben Reynolds
Yeah, thanks. Yeah so, we’re constantly kind of on the lookout for ways that we can make the SEN better, and by better, we mean more useful for our customers. And so--and when we think about buy versus build, it starts by looking at kind of our own core competencies and what Silvergate’s good at and what are the core competencies that we don’t have.

And so, when we think about acquisitions, we really think about them from the product lens and in terms of what product could we take and plug into the SEN to ultimately create a better experience for our customers, which likely means greater capital efficiency, improved liquidity for the exchanges. And so, that’s something that we’re always thinking about.

In terms of the first part of your question, George, you really sort of hinted at kind of monetization of the SEN and the volume that’s over there. And we’ve always maintained a long-term focus, in terms of how we think about the SEN and the various iterations of it.

And that’s what sort of ultimately got, or one of the things that got us to our focus on stablecoin infrastructure. When you think about the conversion from fiat currencies into digital currencies, that’s ultimately, essentially, what the SEN does.

It’s just the U.S. dollar leg of it, but you really, that 24/7 programmatic API-enabled solution is really what makes us the transactional bank for U.S. regulated stablecoins, and we continue to see growth in transaction volume from those stablecoin projects, during the quarter.

So anyway, so that’s sort of how we think about it at the high level. We don’t have anything to announce today, per se, but a lot of things that we’re working on.

George Sutton
Thanks, Ben. Earlier in the call, you mentioned that you were proud of the results that you saw, this quarter. And I would just say, from my perspective, you absolutely should be given the environment. Congratulations.
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

Ben Reynolds
Thanks, George. Appreciate that.

Operator
The next question comes from Eugene Koysman with Barclays. Please go ahead.

Eugene Koysman
Good morning. I wanted to drill down on capital a bit if I can. So, looking at your capital levels with the Tier 1 leverage just under 8%, are you contemplating raising more balance sheet growth capital or just waiting it out to see where the deposit balances will mold, while the stock price and thinking ahead of late, and it may not be the right time to raise capital, today?

Alan Lane
Hi, Eugene. Yeah, it’s a fair question. And we’re constantly looking at our capital needs, our anticipated growth and trying to make sure that we are capital efficient, while at the same time providing us with enough runway to support the growth that we anticipate.

But as we’ve mentioned here a couple of times in a couple of different contexts, we’re also looking at off-balance sheet mechanisms to take on some of that growth that might come, for instance, from a stablecoin project, such as Diem.

And so, you can rest assured that we’re, constantly, looking at what our needs are. We feel very comfortable where we ended the quarter and very pleased with the two capital raises that we’ve been able to complete this year, so far, and we don’t have anything immediately to announce today, regarding any future plans.

But that’s probably enough color, which probably doesn’t surprise you.

Eugene Koysman
All right. Thank you. So, when you mentioned the off--balance sheet opportunity, that was actually my follow-up. I wanted to see if you can give us a little bit more color on how you are anticipating managing Diem reserves, assuming that there will be a pretty significant dollar volume, specifically with off-balance sheet?

Alan Lane
Yeah. Ben or Tony, do one of you guys want to jump in on that one?

Ben Reynolds
Yeah. I can start. So, to really get to the heart of your question, Eugene, you have to look at how the reserves are held. Are they held in cash, are they held in U.S. treasuries? What are the instruments that are actually backing those stablecoin reserves? And when you look at a lot of the other projects out there, it’s not really clear, necessarily, what the reserve is being held in.

And so, in a world where you’re holding reserves in cash or U.S. treasuries, we believe that there’s better ways to hold those assets off-balance sheet in a capital efficient way with less of a capital requirement than you would have if you were to hold them on the balance sheet of sort of Silvergate Proper.
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

And so, we have more work to do there and really can’t provide too much more detail than that.

But that’s how we’re thinking about it, and it really comes down to the nature of those assets and liabilities and then, ultimately, the capital that’s required in order to--in order to support those.

Eugene Koysman
Right. So in a sense, the structure would be similar to what you have had before where you would sell these two off-balance sheet vehicles and share the yield with Diem or other stablecoin issuers. Is that a fair assumption?

Ben Reynolds
Yeah. I don’t think we have anything to share, today, in terms of how the yield will be shared between participants. But the initial ideal is that the reserve would be held on balance sheet and, obviously, in that situation, Silvergate would be earning the yield on the reserve, itself. But really, what we’re focused on here is scale.

And if you go kind of all the way back to--and there’s a few different reasons that you might have a structure like this. If you go back all the way to the President’s working group statement on stablecoins from December, they talked about this concept of bankruptcy remote, and which obviously, has a different construct than for a bank and FDIC insurance and receivership.

And so, there’s a lot of different things to figure out, there. But ultimately, it’s about striking the right balance between protecting the holders of the stablecoins, making sure that the reserve is invested in the appropriate assets and then making sure that it’s appropriately segregated, so that you don’t have any outside forces.

Eugene Koysman
Got it. Thank you. This is very helpful. Appreciate you taking my questions.

Alan Lane
You bet. Thanks, Eugene, sure thing.

Operator
The next question comes from Ryan Todd with The Block Research. Please go ahead.

Ryan Todd
Good morning. Thanks for taking my question. So, I think most of my questions have been answered.

But I guess one on competition that comes up a lot. So, I guess, continuing from last year, we’ve seen a growing number of legacy payment providers and networks make strategic moves into servicing the digital asset industry, whether that’s a Visa offering APIs for banks to enable crypto purchases.

MasterCard had an announcement today with Circle to enable crypto settlement. I’m just wondering if you could comment on how you still view the current state of network effects with
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

the SEN, specifically, among your corporate non-crypto exchange customers amid this growing interest from traditional legacy payment providers? Thanks.

Alan Lane
Yeah. Good morning, Ryan. So, on the subject of competition, in general. One of the things that we’ve said, consistently, is that this is a growing ecosystem. And if it’s going to turn into--if it’s, ultimately, going to be what we all believe and hope it can be, then all the significant players need to come in.

And so, the announcement that you just referenced, today, with MasterCard and Circle, which follows a Visa-Circle announcement, et cetera. And there are so many of these announcements, and I can tell you as an industry participant for eight years, I love seeing this, because it just shows that, despite the ups and downs of the price, this is here to stay and Silvergate is in a really unique position to continue to benefit from all of this growth.

Specific to the SEN, we don’t really see these types of announcements as having any negative impact on what we do, specifically, because our use case here with the SEN is specific to providing liquidity, capital efficiency, reducing the banking friction for exchanges and institutional investors.

And all of the other use cases that are coming in, we’ll participate where we see an opportunity with the intersection of the SEN, such as, I mentioned earlier, providing foreign currency exchange, because a lot of our institutional investors are actually non-U.S.-based entities.

And so, providing them foreign currency exchange so they don’t need to leave the SEN in order to complete their transactions. And then, the stablecoin opportunity which we talked about is another complement to the SEN. SEN Leverage is another complement to the SEN.

So everything is in furtherance of this network effect and, essentially, continuing to solve problems for our customers so that--so that we’re making them more efficient.

And that’s what keeps that pipeline coming of new prospects and onboarding of new customers.

Ryan Todd
Great. Really helpful color. Thanks and congrats on the quarter.

Alan Lane
Thank you, Ray.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Alan Lane for any closing remarks.

Alan Lane
All right. Thank you very much, Operator. And I want to, once again, I want to thank everybody for your participation. Thanks for all the great questions. And I want to--I just want to do a shout-out, before we lose everybody, to the incredible team at Silvergate who show up every day, literally 24/7/365, to help solve problems for our customers.
Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern

We just see a tremendous opportunity to continue to provide innovative solutions for our digital currency customers. And we talked a little bit about Diem on this call. It’s--I think it’s just one example of the exciting path forward for Silvergate and the digital currency industry.

And we look forward to sharing with you updates on our strategic growth initiatives in the coming quarters. So, I hope everybody has a great day. Thank you.

Operator
This concludes our conference. Thank you for attending today’s presentation. You may now disconnect.

Silvergate Capital Corporation
Tuesday, July 20, 2021 11:00 AM Eastern